Press Release

Earthstone Energy, Inc. Announces Reverse Stock Split

On Wednesday December 15, 2010, 12:37 pm EST

DENVER, Dec. 15, 2010 -- Earthstone Energy, Inc., formerly Basic Earth Science Systems, Inc. (Earthstone, Basic or the Company) (OTC Bulletin Board: BSIC.ob), reported that yesterday the Company's Board of Directors (Board) authorized and approved a one for ten (1-for-10) reverse split of the Company's common stock.  This action was taken pursuant to shareholder approval of Proposal #6 of its Proxy Statement at its Annual Meeting of Shareholders held on December 15, 2009.  The Company now intends to proceed with actions necessary to implement this Board action.  The Company expects the effective date of the reverse split to occur within the next two to three weeks and will provide further information as that date is finalized.

This action is expected to reduce the Company's 17 million issued and outstanding shares of common stock to approximately 1.7 million shares.  In further action, the Board has approved a reduction in the number of the Company's authorized common stock from 32 million shares to 6.4 million shares.  These two actions together will change the percentage of authorized shares that have been issued from approximately 53% to approximately 27%.  In related actions, the Board also approved a reduction in the number of the Company's authorized preferred stock from 3 million shares to 600,000 shares.  In addition, the Board voted to "round up" fractional shares of common stock rather than redeem fractional shares with cash.  The Board took this action to reduce the administrative costs and burdens associated with the reverse split and therefore believes it is beneficial for all shareholders.

"We are pleased to announce this step, as it represents one of the final remaining hurdles in our quest to become listed on a national stock exchange," commented Ray Singleton, President of Earthstone Energy, Inc.  "In the coming weeks, we intend to keep you updated as we complete the remaining prerequisites to achieve this goal."

Singleton continued, "At this time, we want to emphasize to all shareholders that this action, in and of itself, does not change their percentage ownership in the Company or the value of Earthstone stock in their portfolio.  Furthermore, should the share price move down below the Company's net asset value per share, Earthstone has the authorization and capacity to buy back up to 1.1 million shares."

Stockholders of record as of the effective date of the reverse stock split will be sent a transmittal letter from Earthstone's transfer agent with instructions on how to exchange his or her certificate(s) (Old Certificates) for certificates representing the appropriate number of post-reverse stock split shares (New Certificates). The Company's transfer agent will act as the exchange agent in implementing the exchange of those certificates.  No New Certificates will be issued to a stockholder until that stockholder has surrendered any or all applicable Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend noted on the Old Certificate(s), the New Certificate(s) will be issued with the same restrictive legends noted on the New Certificate(s) unless that legend is no longer effective because of the passage of time.  Stockholders are not required to exchange Old Certificates for New Certificates and should not destroy any Old Certificate(s).  Any Old Certificate(s) not subject to restrictive legend, will still be valid for trading and submission to banks, brokers or other nominees for trading, but will be adjusted to reflect the appropriate number of post-reverse stock split shares by that bank, broker or other nominee for use in trading.

Banks, brokers or other nominees are instructed to effect the reverse stock split for their beneficial holders holding the shares of common stock in "street name" in the same manner as registered stockholders whose shares of common stock are registered in their names.  Since these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split, any stockholder who holds shares of common stock with a bank, broker or other nominee and has any questions in this regard are encouraged to contact their bank, broker or other nominee.

The Company recently changed its stock transfer agent from Corporate Stock Transfer to First American Stock Transfer.  First American can be contacted at 877-271-0548 and is located at 4747 N. 7th Street, Ste. 107, Phoenix, AZ 85014.

Earthstone Energy, Inc. is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Earthstone Energy is traded on the Over The Counter Bulletin Board under the symbol BSIC.  Information on Earthstone Energy can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements also include comments regarding the future success of efforts to become listed on a national stock exchange and the effect a reverse split may have on the Company's stock price.  Factors that could cause actual results to differ materially include a number of factors that could occur prior to or during the listing approval process including; a reduction in the price or trading volume of the Company's stock, economic and political events, a change in exchange listing requirements or qualifications and a change in government regulations. The Company disclaims any obligation to update forward-looking statements.